Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2008 (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) included in the Annual Report on Form 10-K of NexMed, Inc. for the year ended December 31, 2007.

Amper, Politziner & Mattia, P.C.
July 8, 2008
Edison, NJ